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                                                                   Exhibit 99(h)

                              WINTER HARBOR, LLC

11400 SKIPWITH LANE                                   TELEPHONE:  (301) 983-2424
POTOMAC, MARYLAND  20854                              FACSIMILE:  (301) 983-2425



                                 June 6, 1997


Medcross, Inc.
13751 South Wadsworth Park Drive
Suite 200
Draper, Utah  84020

Attention: John W. Edwards, President
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          Re:  Proposed Purchase of Series M Preferred Stock
               ---------------------------------------------


Ladies and Gentlemen:

     This letter is intended to set forth the basic terms of a purchase by Winter Harbor, L.L.C., a Delaware limited liability company, or an affiliate thereof ("Purchaser"), of Series M Preferred Stock (the "Stock") of Medcross, Inc., a Florida corporation ("Medcross"). This letter expresses only the interest of Purchaser in exploring a purchase of the Stock on terms substantially as described in the Term Sheet, of even date, attached hereto as Exhibit A, and shall not be construed to create any legally binding obligation on the part of Purchaser or Medcross; provided, however, that the provisions of
                                      --------  -------
the second to last paragraph of this letter shall be binding upon Medcross and shall survive the execution of this letter and the execution of any definitive documentation pursuant hereto.

     The parties will undertake to negotiate a definitive securities purchase agreement, setting forth the terms and conditions of the purchase, which would supersede all prior agreements, if any, between Purchaser and Medcross relating to the contemplated acquisition of the Stock. Neither party would have any obligation or liability to the other prior to the execution of such a securities purchase agreement (except for the obligations of Medcross pursuant to the second to last paragraph of this letter), nor would either party have any obligation or liability to the other party for failure of such securities purchase agreement to be executed for any reason whatsoever.
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Medcross, Inc.
June 6, 1997
Page 2

     For a period of ninety (90) days after the date hereof, Medcross agrees, in consideration of the expenses to be incurred by Purchaser in pursuing the purchase of the Stock, that it will not discuss or negotiate with any other person or entity or entertain or consider any proposals relating to the possible financing of Medcross or the sale or issuance of any material portion of its capital stock.

     If the foregoing is acceptable, please countersign below to confirm your intent to proceed with negotiations consistent with the terms of this letter.


                              Very truly yours,

                              WINTER HARBOR, L.L.C.
                              By:  First Media, L.P., its General
                                   Manager/Member
                              By:  First Media Corporation,
                                   its sole general partner



                              By:  /s/ Ralph W. Hardy, Jr.
                                   -------------------------
                                   Ralph W. Hardy, Jr.
                                   Secretary



The foregoing is hereby ACCEPTED and AGREED to:

MEDCROSS, INC.



By: /s/ John Edwards
   -------------------------
Name: John Edwards
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Title: President
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